Exhibit 99.1

Tivic Health Enters GMP Manufacturing Validation Agreement with Scorpius BioManufacturing in Preparation for FDA Submission

FREMONT, Calif. – May 14, 2025– Tivic Health® Systems, Inc. (Nasdaq: TIVC), a diversified therapeutics company, announced today it has entered a definitive agreement with Scorpius BioManufacturing to complete the GMP manufacturing validation of the lead candidate from its TLR5 program, Entolimod™, for treatment of Acute Radiation Syndrome, or ARS, in preparation for filing a Biological Licensing application, or BLA, with the U.S. Food & Drug Administration.

Scorpius BioManufacturing, Inc. is an integrated contract development and manufacturing organization (CDMO) and subsidiary of Scorpius Holdings Inc. (OTC:SCPX), which will be the primary U.S. manufacturer for Entolimod™. Scorpius plans to utilize its scientific and technical expertise to validate the commercial manufacturing process for Tivic’s lead candidate, Entolimod™.

The GMP Validation Program is valued at approximately $4.1 million and is inclusive of the following activities: cell line verification, legacy process verification, GMP scale-up production, drug product fill and finish, analytical development and qualification, and finally upstream and downstream optimization of the process. All of these activities are designed to ensure Tivic submits to the FDA a complete CMC (chemistry, manufacturing, and control) package for its Entolimod BLA.

Jennifer Ernst, CEO of Tivic, commented, “We believe that Scorpius’ specialized focus on manufacturing of biologicals and its experience with Department of Defense programs makes them the perfect partner for completing our GMP manufacturing validation for our FDA BLA filing as well as for commercial production, subject to FDA approval.”

Scorpius plans to validate the manufacturing process for Entolimod™ utilizing its facility in San Antonio, Texas. The use of this domestic facility offers a leaner supply chain, ensures the end product is manufactured in the U.S., and provides a streamlined path toward the goal of commercial success. Tivic believes that Entolimod is uniquely positioned for ARS and follow-on applications, as it is potentially the only therapy that can prevent and treat radiation-related damage to both human hematopoietic and gastrointestinal cells.

“We welcome the opportunity to contribute our scientific and technical expertise to delivering the successful manufacture of this important therapy,” said Jeff Wolf, CEO of Scorpius. “We look forward to working closely with Tivic and reinforcing Scorpius’ reputation as a trusted and innovative biomanufacturing partner.”

About Tivic Health Systems, Inc.

Tivic Health is a diversified therapeutics company harnessing the power of the immune and autonomic nervous systems to fight disease and restore health. Tivic Health's bioelectronic program is developing non-invasive medical devices that personalize key stimulation for the vagus nerve to deliver meaningful improvements in clinically relevant measures of the autonomous nervous system compared to current treatments, which are often invasive, ineffective or both.

The company's lead biopharma product candidate, the TLR5 agonist Entolimod™ to treat ARS, has been granted Fast Track and Orphan Drug designation by the FDA.

Tivic Health's first FDA approved product ClearUP™ is proven to treat sinus pain and pressure, and is available through online retailers and commercial distributors. For more information about Tivic Health, visit: h tps://ir.tivichealth.com

Scorpius BioManufacturing, Inc.

Scorpius BioManufacturing, Inc. is an integrated contract development and manufacturing organization (CDMO) focused on rapidly advancing biologic programs to the clinic and beyond. Scorpius offers a broad array of analytical testing, process development, and manufacturing services to pharmaceutical and biotech companies at its state-of-the-art facilities in San Antonio, TX. With an experienced team and new, purpose-built U.S. facilities, Scorpius is dedicated to transparent collaboration and flexible, high-quality biologics biomanufacturing. For more information, please visit www.scorpiusbiologics.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict and include statements regarding Scorpius serving as the primary U.S. manufacturer for Entolimod; Scorpius utilizing its scientific and technical expertise to validate the commercial manufacturing process for Tivic’s lead candidate, Entolimod; Scorpius’ plans to validate the manufacturing process for Tivic’s lead candidate utilizing its facility in San Antonio, TX; the use of the domestic facilities enabling leaner supply chains; Entolimod being uniquely positioned to be the only therapy that can potentially prevent and treat damage to human hematopoietic and gastrointestinal cells due to radiation exposure; Tivic’s ability to realize near-term value for their shareholders and patients. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate, including the ability of Scorpius to successfully manufacture Entolimod; Tivic Health’s interactions with and receipt of guidance from the FDA; potential failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; Tivic Health’s future development of Entolimod and Entolasta; changes to the companies’ business strategies timing and success of clinical trials and study results; regulatory requirements and pathways for approval; consummation of any strategic transactions; Tivic Health’s need for, and ability to secure when needed, additional working capital; and Tivic Health’s ability to maintain its Nasdaq listing. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. Accordingly, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of risks and uncertainties relevant to the company, and other important factors, see Tivic Health’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 21, 2025, under the heading “Risk Factors”, as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and the company undertakes no duty to update such information except as required by applicable law.

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Investor Contact:

Hanover International, Inc.

ir@tivichealth.com